EXHIBIT 3.1

                                STATE OF DELAWARE
                            CERTIFICATE OF AMENDMENT
                                       OF
                          CERTIFICATE OF INCORPORATION

Southwest Mortgage Corp. (the "COMPANY"), a corporation organized and existing under and by virtue of the General Corporation Law of the State of Delaware, DOES HEREBY CERTIFY:

FIRST: That by unanimous written consent of the Board of Directors of the Company, resolutions were duly adopted setting forth a proposed amendment of the Certificate of Incorporation of said corporation, declaring said amendment to be advisable and directing that said amendment be considered for approval by the stockholders of the Company. The resolution setting forth the proposed amendment is as follows:

        RESOLVED,   that   subject   to   approval   of  the   Company's
        stockholders, Article One of the Company's Certificate of Incorporation be, and it hereby is, amended to read in its entirety as follows:

        "The name of the corporation is SLM Holdings, Inc."

SECOND: That thereafter, pursuant to certain resolutions, the Board of Directors directed that said amendment be considered at a special meeting of the stockholders or approved by consent in lieu of such special meeting executed by stockholders holding the requisite number of shares of the Company's common capital stock.

THIRD: That said amendment was duly adopted in accordance with the provisions of
Section 242 of the General Corporation Law of the State of Delaware.

FOURTH: That the capital of said corporation shall not be reduced under or by reason of said amendment.

IN WITNESS WHEREOF, the Company has caused this certificate to be signed by Paul Interrante, its President, this ___ day of May, 2004.



                                            By:    _____________________
                                                   Paul Interrante, President